Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

BEST BUY CO., INC.

_____________________________

ARTICLE I
NAME

The name of this corporation shall be Best Buy Co., Inc.

ARTICLE II
REGISTERED OFFICE; REGISTERED AGENT

The registered office of this corporation is located at 100 South Fifth Street, Suite 1075, Minneapolis, Minnesota 55402. Its registered agent at such address is CT Corporation System.

ARTICLE III
SHAREHOLDER VOTING

Except with respect to the election of directors, the shareholders shall take action at a meeting of shareholders by the affirmative vote of a majority of the voting power of the shares present and entitled to vote, except where a larger proportion is required by law or these Articles of Incorporation. Subject to the rights, if any, of the holders of one or more classes or series of Preferred Stock voting separately by class or series to elect directors in accordance with the terms of such Preferred Stock, each director shall be elected at a meeting of shareholders by the vote of a majority of the votes cast with respect to the director.

ARTICLE IV
CAPITAL

The aggregate number of shares of all classes of stock which this corporation shall have the authority to issue is One Billion Four Hundred Thousand (1,000,400,000) shares consisting of:

(1)1,000,000,000 shares of Common Stock, par value of $.10 per share; and

(2)400,000 shares of Preferred Stock, par value of $1.00 per share.

The holders of shares of Common Stock shall have one vote for each share of Common Stock held of record on each matter submitted to the holders of shares of Common Stock.

ARTICLE V
CLASSES AND SERIES OF STOCK

The shares of the Preferred Stock may be issued from time to time by the Board of Directors in one or more series with such designations, relative rights, preferences, limitations, dividends, rights, redemption prices, liquidation prices, conversion rights, sinking or purchase fund rights or other privileges as the Board of Directors may establish, fix or determine.

ARTICLE VI
BOARD ACTION WITHOUT A MEETING

Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting by written action signed by a majority of the Board of Directors then in office, except as those matters which require shareholder approval, in which case the written action shall be signed by all members of the Board of Directors then in office.

ARTICLE VII
CUMULATIVE VOTING

No shareholder of this corporation shall be entitled to any cumulative voting rights.

ARTICLE VIII
PREFERENTIAL RIGHTS

No shareholder of this corporation shall have any preferential, pre-emptive, or other rights of subscription to any shares of any class or series of stock of this corporation allotted or sold or to be allotted or sold whether now or hereafter authorized, or to any obligations or securities convertible into any class or series of stock of this corporation.

ARTICLE IX
REGULATION OF CERTAIN EVENTS

Section 1.Definitions. As used in this Article IX (and, in some cases, Article X, hereof) the following terms and phrases shall have the respective meanings hereinafter set forth.

(a)The term “Affiliate” means a Person that directly or indirectly Controls, is Controlled by, or is under common Control with, a specified Person.

(b)The term “Associate,” when used to indicate a relationship with any Person, means any of the following:

(1)any organization of which the Person is an officer or partner or is, directly or indirectly, the Beneficial Owner of ten percent (10%) or more of any class or series of shares entitled to vote or other equity interest; or

(2)any trust or estate in which the Person has a substantial beneficial interest or as to which the Person serves as trustee or executor or in a similar fiduciary capacity; or

(3)any relative or spouse of the Person, or any relative of the spouse, residing in the home of the Person.

(c)“Beneficial Owner,” when used with respect to shares or other securities, includes, but is not limited to, any Person who, directly or indirectly, through any written or oral agreement, arrangement, relationship, understanding or otherwise, has or shares the power to vote, or direct the voting of, the shares or securities or has or shares the power to dispose of, or direct the disposition of, the shares or securities, except that:

(1)a Person shall not be deemed the Beneficial Owner of shares or securities tendered pursuant to a tender or exchange offer made by the Person or any of the Person’s Affiliates or Associates until the tendered shares or securities are accepted for purchase or exchange; and

(2)a Person shall not be deemed the Beneficial Owner of shares or securities with respect to which the Person has the power to vote or direct the voting arising solely from a revocable proxy given in response to a proxy solicitation required to be made and made in accordance with the applicable rules and regulations under the Securities Exchange Act of 1934 and is not then reportable under that act on a Schedule 13D or comparable report, or, if this corporation is not subject to the rules and regulations under the Securities Exchange Act of 1934, would have been required to be made and would not have been reportable if this corporation had been subject to such rules and regulations.

“Beneficial ownership” includes, but is not limited to, the right to acquire shares or securities through the exercise of options, warrants or rights, or the conversion of convertible securities, or otherwise. The shares or securities subject to the options, warrants, rights or conversion privileges held by a Person shall be deemed to be outstanding for the purpose of computing the percentage of outstanding shares or securities of the class or series owned by the Person, but shall not be deemed to be outstanding for the purpose of computing the percentage of the class or series owned by any other Person. A Person shall be deemed the Beneficial Owner of shares and securities Beneficially Owned by any relative or spouse of the Person or any relative of the spouse, residing in the home of the Person, any trust or estate in which the Person owns ten percent (10%) or more of the total beneficial interest or serves as trustee or executor or in a similar fiduciary capacity, any organization in which the Person owns ten percent (10%) or more of the equity, and any Affiliate of the Person.

When two or more Persons act or agree to act as a partnership, limited partnership, syndicate or other group for the purposes of acquiring, owning or voting shares or other securities of a corporation, all members of the partnership, syndicate or other group are deemed to constitute a “Person” and to have acquired Beneficial Ownership, as of the date they first so act or agree to act together, of all shares or securities of the corporation Beneficially Owned by the Person.

(d)The phrase “Business Combination” means any of the following:

(1)any merger of this corporation or any Subsidiary of this corporation with (a) a Related Person or (b) any other organization (whether or not itself a Related Person) that is, or after the merger would be, an Affiliate or Associate of a Related Person, but excluding (i) the merger of a wholly owned Subsidiary of this corporation into this corporation, (ii) the merger of two or more wholly owned Subsidiaries of this corporation, or (iii) the merger of an organization, other than a Related Person or an Affiliate or Associate of a Related Person, with a wholly owned Subsidiary of this corporation pursuant to which the surviving organization, immediately after the merger, becomes a wholly owned Subsidiary of this corporation; or

(2)any exchange of shares or other securities of this corporation or any Subsidiary of this corporation or money or other property for shares, other securities, money or property of (a) a Related Person or (b) any other organization (whether or not itself a Related Person) that is, or after the exchange would be, an Affiliate or Associate of a Related Person, but excluding the exchange of shares of a domestic or foreign corporation, other than a Related Person or an Affiliate or Associate of a Related Person, pursuant to which the domestic or foreign corporation, immediately after the exchange, becomes a wholly owned Subsidiary of this corporation; or

(3)any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in a single transaction or a series of transactions), other than sales of goods or services in the ordinary course of business or redemptions pursuant to Minnesota Statutes, Section 302A.671, subdivision 6, to or with a Related Person or any Affiliate or Associate of a Related Person, other than to or with this corporation or a wholly owned Subsidiary of this corporation, of assets of this corporation or any Subsidiary of this corporation (a) having an aggregate market value equal to ten percent (10%) or more of the aggregate market value of all the assets, determined on a consolidated basis, of this corporation, (b) having an aggregate market value equal to ten percent (10%) or more of the aggregate market value of all the outstanding shares of this corporation, or (c) representing ten percent (10%) or more of the earning power or net income, determined on a consolidated basis, of this corporation except a cash dividend or distribution paid or made pro rata to all shareholders of this corporation; or

(4)the issuance or transfer by this corporation or any Subsidiary of this corporation (in a single transaction or a series of transactions) of any shares of, or other ownership interests in, this corporation or any Subsidiary of this corporation that have an aggregate market value equal to five percent (5%) or more of the aggregate market value of all the outstanding shares of this corporation to a Related Person or any Affiliate or Associate of a Related Person, except pursuant to the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made, pro rata to all shareholders of this corporation other than for the purpose, directly or indirectly, of facilitating or effecting a subsequent transaction that would have been a Business Combination if the dividend or distribution had not been made; or

(5)the adoption of any plan or proposal for the liquidation or dissolution of this corporation, or any reincorporation of this corporation in another state or jurisdiction, proposed by or on behalf of, or pursuant to any written or oral agreement, arrangement, relationship, understanding or otherwise with, a Related Person or any Affiliate or Associate of a Related Person; or

(6)any reclassification of securities (including without limitation any share dividend or split, reverse share split or other distribution of shares in respect of shares), recapitalization of this corporation, merger of this corporation with any Subsidiary of this corporation, exchange of shares of this corporation with any Subsidiary of this corporation, or other transaction (whether or not with or into or otherwise involving a Related Person), proposed by or on behalf of, or pursuant to any written or oral agreement, arrangement, relationship, understanding or otherwise with, a Related Person or any Affiliate or Associate of a Related Person, that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of shares entitled to vote, or securities that are exchangeable for, convertible into, or carry a right to acquire shares entitled to vote, of this corporation or any Subsidiary of this corporation that is, directly or indirectly, owned by a Related Person or any

Affiliate or Associate of a Related Person, except as a result of immaterial changes due to fractional share adjustments; or

(7)any receipt by a Related Person or any Affiliate or Associate of a Related Person of the benefit, directly or indirectly (except proportionately as a shareholder of this corporation), of any loans, advances, guarantees, pledges or other financial assistance, or any tax credits or other tax advantages provided by or through this corporation or any Subsidiary of this corporation.

(e)The term “Control” and all words derived therefrom mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. A Person’s beneficial ownership of ten percent (10%) or more of the voting power of this corporation’s outstanding shares entitled to vote in the election of directors creates a presumption that the Person has control of this corporation. Notwithstanding the foregoing, a Person is not considered to have Control of this corporation if the Person holds voting power, in good faith and not for the purpose of avoiding this Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more beneficial owners who do not individually or as a group have Control of this corporation.

(f)The term “Disinterested” describes any director of this corporation or any other individual that is neither an officer nor an employee, nor has been an officer or employee within five (5) years immediately prior to the formation of the Disinterested Committee, of this corporation or of a Related Organization of this corporation.

(g)The phrase “Disinterested Committee” means a committee formed by the Board of Directors that is composed of (1) one or more Disinterested directors, or (2) if there are no Disinterested directors, three (3) or more Disinterested individuals.

(h)The term “Person” means any individual, firm, corporation or other entity.

(i)The phrase “Related Organization” of a specified corporation, means:

(1)a parent or Subsidiary of the specified corporation; or

(2)another Subsidiary of a parent of the specified corporation; or

(3)a limited liability company owning, directly or indirectly, more than fifty percent (50%) of the voting power of the shares entitled to vote for directors of the specified corporation; or

(4)a limited liability company having more than fifty percent (50%) of the voting power of its membership interests entitled to vote for members of its governing body owned directly or indirectly by the specified corporation; or

(5)a limited liability company having more than fifty percent (50%) of the voting power of its membership interests entitled to vote for members of its governing body owned directly or indirectly either (i) by a parent of the specified corporation or (ii) a limited liability company owning, directly or indirectly, more than fifty percent (50%) of the voting power of the shares entitled to vote for directors of the specified corporation; or

(6)a corporation having more than fifty percent (50%) of the voting power of its shares entitled to vote for directors owned directly or indirectly by a limited liability company owning, directly or indirectly, more than fifty percent (50%) of the voting power of the shares entitled to vote for directors of the specified corporation.

(j)The phrase “Related Person” means any Person that is (1) the Beneficial Owner, directly or indirectly, of ten percent (10%) or more of the voting power of this corporation’s outstanding shares entitled to vote or (2) an Affiliate or Associate of this corporation that, at any time within the four (4) year period immediately prior to the date in question, was the Beneficial Owner, directly or indirectly, of ten percent (10%) or more of the voting power of this corporation’s then outstanding shares entitled to vote; provided, however, that if a Person who has not been a Beneficial Owner of ten percent (10%) or more of the voting power of this corporation’s outstanding shares entitled to vote immediately prior to a repurchase of shares by, or recapitalization of, this corporation or similar action shall become a Beneficial Owner of ten percent (10%) or more of the voting power solely as a result of the share repurchase, recapitalization or similar action, the Person shall not be deemed to be the Beneficial Owner of ten percent (10%) or more of the voting power for purposes of the foregoing, unless:

(i)the repurchase, recapitalization, conversion or similar action was proposed by or on behalf of, or pursuant to any agreement, arrangement, relationship, understanding or otherwise (whether or not in writing) with, the Person or any Affiliate or Associate of the Person; or

(ii)the Person thereafter acquires Beneficial Ownership, directly or indirectly, of this corporation’s outstanding shares entitled to vote and, immediately after the acquisition, is the Beneficial Owner, directly or indirectly, of ten percent (10%) or more of the voting power of this corporation’s outstanding shares entitled to vote.

Notwithstanding the foregoing, “Related Person” does not include:

(1)this corporation or any of its Subsidiaries;

(2)a savings, employee stock ownership, or other employee benefit plan of this corporation or any of its Subsidiaries, or a fiduciary of the plan when acting in a fiduciary capacity pursuant to the plan; or

(3)a licensed broker/dealer or licensed underwriter who:

(i)purchases shares of this corporation solely for purposes of resale to the public; and

(ii)is not acting in concert with a Related Person.

For purposes of this definition, shares Beneficially Owned by a plan, or by a fiduciary of a plan pursuant to the plan, as described in (2), above, are not deemed to be Beneficially Owned by the Person who is a fiduciary of the plan.

(k)The phrase “Share Acquisition Date,” with respect to any Person, means (1) the date that the Person first becomes a Related Person, or (2) if the Person becomes, on one or more dates, a Related Person, but thereafter ceases to be a Related Person, and subsequently again becomes a Related Person, the date on which the Person most recently became a Related Person.

(l)The term “Subsidiary” of a specified organization means an organization having more than fifty percent (50%) of the voting power of its shares or other ownership interests entitled to vote for directors or other members of the governing body of the organization owned directly, or indirectly through Related Organizations, by the specified organization.

Section 2.Business Combinations. Except as set forth in Section 4 of this Article IX, and notwithstanding any other provision seemingly to the contrary in law, these Articles of Incorporation or the By-laws of this corporation, this corporation may not engage in any Business Combination, or vote, consent or otherwise act to authorize a Subsidiary of this corporation to engage in any Business Combination, with, with respect to, proposed by or on behalf of, or pursuant to any written or oral agreement, arrangement, relationship, understanding or otherwise with, any Related Person or any Affiliate or Associate of a Related Person for a period of four (4) years following the Related Person’s Share Acquisition Date.

Section 3.Procedure. Upon receipt of a good faith, definitive written proposal relating to a Business Combination or an acquisition of shares pursuant to which a Person will become a Related Person, the Board of Directors shall promptly form a Disinterested Committee to consider and take action on the proposal. The Disinterested Committee shall respond in writing within thirty (30) days after receipt of the proposal, setting forth its decision regarding the proposal.

Section 4.When Inapplicable. The provisions of Section 2 of this Article IX shall not be applicable to a Business Combination, and such Business Combination shall require only such affirmative vote as may otherwise be required by law or otherwise, if:

(a)the Business Combination or the acquisition of shares made by the Related Person on the Related Person’s Share Acquisition Date is approved before the Related Person’s Share Acquisition Date, or on the Related Person’s Share Acquisition Date but prior to the Related Person becoming a Related Person on the Related Person’s Share Acquisition Date, by the affirmative vote of a majority of the members of the Disinterested Committee; or

(b)the Business Combination is with, with respect to, proposed by or on behalf of, or pursuant to any written or oral agreement, arrangement, relationship, understanding or otherwise with any Related Person whose Share Acquisition Date is either before the effective date of this Article IX, or on the effective date, but prior to the effective time of this Article IX.

Section 5.Disinterested Committee. The Disinterested Committee shall not be subject to any direction or control by the Board of Directors with respect to the committee’s consideration of, or any action concerning, a Business Combination or acquisition of shares pursuant to this Article IX.

Section 6.Fiduciary Duty. Nothing contained in this Article IX shall be construed to relieve any Related Person of any fiduciary obligation imposed upon it by law.

Section 7.Powers of Board. A majority of the voting power of the entire Board of Directors shall have the power and duty to determine on the basis of the definitions provided in Section 1 of this Article IX and the information then known to them, whether (a) any Person is a Related Person, (b) any Person is an Affiliate or Associate of another, and (c) any director or individual is Disinterested. Any such determination made in good faith by a majority of the voting power of the entire Board of Directors shall be conclusive and binding for all purposes of this Article IX.

Section 8.Duties. The fact that any action or transaction complies with the provisions of this Article IX shall not be construed to waive or satisfy any other requirements of law, these Articles of Incorporation or the By-laws of this corporation, or to impose any fiduciary duty, obligation or responsibility in connection with the approval of such action or transaction or the recommendation to the shareholders of this corporation of its adoption or approval, nor shall such compliance limit, prohibit or otherwise restrict in any manner the evaluations of or actions and responses taken with respect to such action or transaction. All relevant factors, including without limitation, the social and economic effects on the employees, customers, suppliers and other constituents of this corporation and its Subsidiaries and on the communities in which this corporation and its Subsidiaries operate or are located, may be considered when evaluating any Business Combination.

ARTICLE X
STOCK REPURCHASES FROM CERTAIN SHAREHOLDERS

Section 1.Definitions. As used in this Article X, the following terms and phrases shall have the respective meanings hereinafter set forth.

(a)The term “Affiliate” has the same meaning as provided in Subsection 1(a) of Article IX of these Articles of Incorporation.

(b)The term “Associate” has the same meaning as provided in Subsection 1(b) of Article IX of these Articles of Incorporation.

(c)The phrases “Beneficial Owner” and “Beneficially Owned” have the same meanings as provided in Subsection 1(c) of Article IX of these Articles of Incorporation.

(d)The term “Person” has the same meaning as provided in Subsection 1(i) of Article IX of these Articles of Incorporation.

(e)The phrase “Public Transaction” means any (1) purchase of voting securities offered pursuant to an effective registration statement filed pursuant to the Securities Act of 1933, or (2) open market purchase of voting securities if, in either such case, the price and other terms of sale are not negotiated by the purchaser and seller of the legal or beneficial interest in such voting securities.

(f)The term “Subsidiary” has the same meaning as provided in Subsection 1(k) of Article IX of these Articles of Incorporation.

(g)The phrase “Substantial Shareholder” means any Person or group of two or more Persons who have agreed to act together for the purpose of acquiring, holding, voting or disposing of voting securities of this corporation who, (1) individually or together with its or their Associates or Affiliates, in the aggregate, is or are the Beneficial Owner(s) of securities of this corporation, or securities convertible into securities of this corporation, representing five percent (5%) or more of this corporation’s outstanding shares entitled to vote, or (2) is or are assignee(s) of or has or have otherwise succeeded as, directly or indirectly, the Beneficial Owner(s) of any voting securities, or securities convertible into voting securities, of this corporation which were at any time within the three (3) year period immediately prior to the date in question Beneficially Owned by a Substantial Shareholder or any of its Associates or Affiliates, unless such assignment or succession shall have occurred pursuant to any Public Transaction or series of Public Transactions; provided,  however, that the term “Substantial Shareholder” shall not include any benefit plan or trust now or hereafter established by this corporation or any of its Subsidiaries for the benefit of the employees of this corporation and/or any of its Subsidiaries or any trustee, agent or other representative of any such plan or trust.

(h)The phrase “Unaffiliated Director” means a director who is not a Substantial Shareholder, its Affiliate or Associate, or is not otherwise related thereto; provided,  however, that no director shall be considered to be an Unaffiliated Director unless such director became a director of this corporation prior to the transaction or transactions in which such Substantial Shareholder or Substantial Shareholders became such, or was nominated, appointed or elected as a director of this corporation with the approval of at least two-thirds (2/3) of the Unaffiliated Directors in office at the time of such director’s nomination, appointment or election.

Section 2.Vote of Shareholders. Except where a larger proportion is required by law, the affirmative vote of a majority of the voting power of the shares present and entitled to vote at a meeting of shareholders shall be required to approve the purchase or other acquisition by this corporation of shares of capital stock of this corporation if:

(a)such shares of capital stock are purchased from any Substantial Shareholder, its Affiliates or Associates at a price more than the average closing price for shares of capital stock of the same class (as the shares of capital stock being purchased from the Substantial Shareholder, its Affiliates or Associates), in the principal public market in which such shares of capital stock are actively traded, during the most recent five (5) trading days during which such shares have been traded preceding such purchase, or, if earlier, during the most recent five (5) trading days during which such shares have been traded preceding the date upon which this corporation and the Substantial Shareholder, its Affiliates or Associates enter into a binding agreement for such purchase; or if such shares are of a class or series not traded in a public market, then at a price more than the redemption price, if any, pertaining to such shares; or, if there is no such redemption price, at a price more than the liquidation preference, if any, pertaining to such shares; or, if there is no such liquidation preference, at a price more than the price(s) paid by such Substantial Shareholder, its Affiliates or Associates in acquiring such shares, determined on a first-in, first-out basis; and

(b)the Substantial Shareholder, its Affiliates or Associates has Beneficially Owned the shares of capital stock being purchased or any of them for less than two (2) years; and

(c)all other holders of shares of capital stock of the same class or series are not contemporaneously afforded the opportunity to sell to this corporation or any other Person, on terms and at a price determined by a majority of the Unaffiliated Directors of this corporation to be substantially as favorable as those afforded to the Substantial Shareholder, its Affiliates or Associates, the same percentage of such shares of capital stock held by them as equals that percentage of the shares of capital stock Beneficially Owned by the Substantial Shareholder which are to be purchased from the Substantial Shareholder, its Affiliates or Associates by this corporation.

Section 3.Determinations By Unaffiliated Directors. In the context of any transaction described in Section 2 of this Article X, the majority of the directors who are Unaffiliated Directors with respect to such transaction shall have the exclusive power and duty to determine, on the basis of information known to them after reasonable inquiry, whether a Person is (a) a Substantial Shareholder, (b) an Affiliate or Associate of a Substantial Shareholder, and (c) an Unaffiliated Director. Any such determination of a majority of the Unaffiliated Directors shall be final and binding in the absence of fraud or gross negligence by such Unaffiliated Directors.

ARTICLE XI
LIMITATION OF DIRECTOR LIABILITY

No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided,  however, that this Article XI shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 302A.559 or Section 80A.76 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the effective date of this Article XI. If, after the effective date of this Article XI, the Minnesota Business Corporation Act is amended to authorize the further elimination or limitation of the liability of directors, then, in addition to the limitation on personal liability provided herein, the liability of a director of the corporation shall be limited to the fullest extent permitted by such amended Act. Any repeal or modification of this Article XI by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.